                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                             (Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              PRIMARK CORPORATION
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4) Proposed maximum aggregate value of transaction:

     5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:
--------------------------------------------------------------------------------

[Primark Letterhead]

April 9, 1999

Dear Shareholder:

Your Board of Directors cordially invites you to attend the 1999 Annual Meeting of Shareholders which will be held at 11:00 a.m. on Wednesday, May 26, 1999 at the Burlington Marriott Hotel, 1 Mall Road, Burlington, Massachusetts. Details regarding the business of the meeting are contained in the following Notice of Annual Meeting of Shareholders and Proxy Statement.

I look forward with the other members of the Board of Directors to the opportunity of greeting personally those shareholders who are able to attend the meeting. However, regardless of whether you attend the meeting, it is important that your shares be represented. Accordingly, we urge you to sign the enclosed Proxy and return it to us promptly in the envelope provided.

Your continued support is very much appreciated.

Sincerely,

/s/ Joseph E. Kasputys
---------------------------------
Joseph E. Kasputys

                                 [Primark Logo]
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 26, 1999

To the Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of Primark Corporation ("Company") will be held at the Burlington Marriott Hotel, 1 Mall Road, Burlington, Massachusetts on Wednesday, May 26, 1999 at 11:00 a.m. for the following purposes:

     (1) To elect a board of eight directors;

     (2) To approve an amendment to the Articles of Incorporation of the Company to increase the maximum number of directors from 7 to 8;

     (3) To approve the grant of a stock option to Mr. Steven L. Schneider, President and Chief Executive Officer of the Primark Financial Information Division;

     (4) To ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 1999; and

     (5) To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 29, 1999 will be entitled to vote at the meeting.

     You are cordially invited to attend the Annual Meeting in person. Regardless of whether you expect to attend the meeting in person, the Board of Directors urges you to sign, date and promptly return the enclosed Proxy in the accompanying envelope.

                                            By Order of the Board of Directors,

                                                   /s/ Michael R. Kargula
                                               -----------------------------
                                                     Michael R. Kargula
                                                 Executive Vice President,
                                               General Counsel and Secretary

April 9, 1999

                                   IMPORTANT

Even if you expect to attend the Annual Meeting, regardless of the size of your shareholdings, it is requested that you promptly date and sign the enclosed form of Proxy and return it in the envelope provided. If you are able to attend the meeting and wish to vote your shares personally, you may do so at any time before your Proxy is voted.

                                 [Primark Logo]

                                PROXY STATEMENT
                                    FOR THE
                      1999 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors ("Board" or "Primark Board") of Primark Corporation (hereinafter referred to as "Primark" or the "Company"), 1000 Winter Street, Suite 4300, Waltham, Massachusetts 02451, to be voted at the 1999 Annual Meeting of Shareholders of the Company to be held at the Burlington Marriott Hotel, 1 Mall Road, Burlington, Massachusetts on Wednesday, May 26, 1999 at 11:00 a.m., and at any adjournments thereof. The Proxy Statement and form of Proxy are first being sent to shareholders on or about April 9, 1999.

     As of March 29, 1999, the record date for determination of shareholders entitled to notice of and to vote at the meeting, there were shares of Common Stock of the Company ("Shares" or "Common Stock") outstanding. Each outstanding Share is entitled to one vote on all matters which may come before the Annual Meeting. All Shares which are represented by signed Proxies received at or prior to the meeting from shareholders of record will be voted at the Annual Meeting in accordance with the instructions indicated on such Proxies. Executed but unmarked Proxies will be voted as recommended by the Board. A Proxy may be revoked by the person executing it at any time before the authority thereby granted is exercised by notifying the Secretary of the Company in writing, or by delivering to the Secretary of the Company a Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

     In accordance with Michigan corporate law, the Company's Articles of Incorporation and by-laws, each nominee for director will be elected upon receiving a plurality of the votes cast at the meeting, assuming that a quorum is present. For purposes of determining the number of votes cast with respect to the election of directors and many other voting matters, only those cast "for" or "against" are included. Proxies containing abstentions, withheld votes, or broker non-votes will be counted as present for purposes of determining a quorum, but will not be counted as votes cast at the meeting. Under New York Stock Exchange ("NYSE") rules shares held in street name may not be voted, as to certain "non-routine" matters, by the brokers in whose names they are held, absent instructions from the beneficial owner of shares. Actions other than the election of directors are ordinarily authorized by a majority of the votes cast. Certain matters, however, require either a majority of the outstanding shares entitled to vote, or a majority of the shares present and entitled to vote. As to any of such matters, an abstention or a broker non-vote has the same effect as a vote against the proposal.

OTHER MATTERS

     Except as set forth herein, the Board has no knowledge of any other matters to come before the meeting. If, however, any other matters properly come before the meeting upon which a vote may properly be taken, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

ELECTION OF DIRECTORS (ITEM 1)

     Unless otherwise instructed on the Proxy and, in the case of Mr. David Taylor's election as a director, subject to shareholder approval authorizing an amendment to the Company's Articles of Incorporation to increase the maximum from seven to eight the number of directors that may be fixed by the Board of Directors within the range set forth in the Articles of Incorporation, the persons named therein intend to vote the Proxy for the election of the following named persons as directors to hold office until the next Annual Meeting of Shareholders and until their successors have been duly elected and qualified. The Board believes that, if elected, each nominee will be able and willing to serve. However, if any nominee should be unable or unwilling to serve as a director, the Board may select a substitute nominee and in that event the Proxy will be voted for the person so selected.

     Information as of January 27, 1999 concerning the Board of Directors' nominees for election as directors is set forth below.

     KEVIN J. BRADLEY, 70, served as the Chairman of Corporate Investment Associates, Inc., an investment management firm from November 1990 to September 1995. From November 1985 until October 1990, he was a Limited Partner of Weiss Asset Management Limited Partnership, an investment management firm. From 1977 through November 1985, he served as Chairman and Chief Executive Officer of the Travelers Investment Management Company, a subsidiary of The Travelers Corporation (a financial services company). Mr. Bradley has been a director of the Company since 1981. He is Chairman of the Compensation Committee and a member of the Audit Committee of the Board.

     JOHN C. HOLT, 58, served as the President and Chief Executive Officer of TASC, Inc. ("TASC"), an applied information technology company and formerly a wholly-owned subsidiary of the Company, and Executive Vice President of the Company from April 1994 until April 1, 1998. From April 1, 1998 until December 31, 1998, Mr. Holt served as a consultant to TASC. From 1982 until January 1994, Mr. Holt held the position of Executive Vice President of The Dun & Bradstreet Corporation ("D&B"), an information services company, and served as a director of that company from 1985 until 1994. In addition, Mr. Holt was the former Chairman, President and Chief Executive Officer of the A. C. Nielsen Company, a marketing information company and a former affiliate of D&B. Mr. Holt has been a director of the Company since 1985. He is a member of the Finance Committee of the Board.

     JOSEPH E. KASPUTYS, 62, has served as Chairman, President and Chief Executive Officer of the Company since May 1988. From June 1987 until May 1988, he served as President and Chief Operating Officer of the Company. Prior to joining the Company in June 1987, he was Executive Vice President of McGraw-Hill, Inc., a publishing and information services company. Prior to joining McGraw-Hill in 1985, he was President and Chief Executive Officer of Data Resources, Inc., an economic forecasting and consulting firm. Mr. Kasputys has been a director of the Company since 1987. He is a member of the Nominating Committee of the Board. Mr. Kasputys is also a director of Lifeline Systems, Inc., a company that develops and manufactures personal response products and provides related monitoring and other services, and New Era of Networks, Inc., a company that develops, markets and supports application integration software and provides application services.

     STEVEN LAZARUS, 67, is Managing Director of the ARCH Venture Partners L.P., a venture partnership investing in companies in the early stage of development, and has held that position since July 1994. From 1986 to 1994, he was President and Chief Executive Officer of Argonne National Laboratory/The University of Chicago Development Corporation ("ARCH"), which transforms scientific discoveries into viable high technology products and services. Prior to joining ARCH in October 1986, he was a Group Vice President at Baxter Travenol Laboratories, Inc., a manufacturer and distributor of hospital supplies and related medical equipment. Mr. Lazarus has been a director of the Company since 1987. He is Chairman of the Nominating Committee and a member of the Audit and Compensation Committees of the Board. Mr. Lazarus is also a director of Amgen Inc., a biotechnology company, and Illinois Superconductor Corporation, an advanced materials company serving the telecommunications industry. He is also a director of New Era of Networks, Inc., a company that develops, markets and supports application integration software and provides application services, Nanophase Technologies Corp., a developer and marketer of nano-crystalline materials for use as ingredients and components in a wide range of commercial applications, and First Consulting Group, Inc., a provider of information technology and other consulting services to healthcare organizations.

     PATRICIA MCGINNIS, 51, is the President and Chief Executive Officer of the Council for Excellence in Government, a national membership organization of private sector leaders who have served as senior officials in government. She has held this position since June 1994. From 1982 until May 1994, she was a principal at the public affairs consulting firm of Winner/Wagner & Francis (formerly the FMR Group). Previously, she served in various senior policy positions in the federal government, including the Office of the Vice President, the Department of Health and Human Services, the Department of Commerce, the Office of Management and Budget and the Senate Budget Committee. Ms. McGinnis has been a director of the Company since 1995. She is a member of the Compensation Committee of the Board.

     JONATHAN NEWCOMB, 52, is President and Chief Executive Officer of Simon & Schuster, an educational, computer and English-language book publisher and publishing company and has held this position since June 1994. From January 1991 until May 1994, he served as President and Chief Operating Officer of Simon & Schuster. From November 1989 until December 1990, Mr. Newcomb was Executive Vice President, Operations of that company. He has been a director of the Company since 1996. Mr. Newcomb is Chairman of the Finance Committee of the Board and a member of the Nominating Committee. Mr. Newcomb is also a director of Marine Midland Bank.

     DAVID TAYLOR, 42, was the Chief Executive Officer of Datastream International Limited ("Datastream") from November 1996 until August 1998 and the Managing Director of ICV Limited ("ICV") from May 1984 until August 1998. Both Datastream and ICV are headquartered in London, England and are providers of global historical and real-time financial and economic information for investment research and trading and are subsidiaries of the Company. Mr. Taylor, based in Europe, is currently a consultant to the Company, as well as pursuing other business interests.

     CONSTANCE K. WEAVER, 46, is Vice President-Investor Relations and Communications of AT&T Corp., a communications service company, a position she has held since March 1999. From May 1996 until March 1999, she held the position of Financial Vice President-Investor Relations of that company. From June 1995 to April 1996, she held the position of Senior Director -- Investor Relations of Microsoft Corporation, a computer software company. From June 1993 through

May 1995, she held the position of Vice President, Investor Relations of MCI Communications Corporation, a telecommunications company. From June 1991 until July 1993 and from January 1990 until May 1991, she held the position of Director, Investor Relations and Director, Corporate Communications, respectively, of that company. From 1988 until January 1990, she was the Executive Director, Business Week Executive Programs and Services Department for McGraw-Hill, Inc. Ms. Weaver has been a director of the Company since 1994. She is Chairwoman of the Audit Committee and a member of the Finance Committee of the Board.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Members of the Board held an aggregate of seven regular meetings and two special meetings during 1998 and also served on standing committees of the Board. During 1998, no director attended less than 75 percent of the (i) total number of meetings held by the Board, and (ii) total number of meetings held by all committees of the Board on which the director served. In addition to the Finance Committee, the Company has the following standing committees of the
Board:

     Audit Committee -- The Audit Committee, which held two meetings during 1998, recommends to the Board the selection of independent auditors; reviews the scope of the independent audit and auditors' fees; reviews the annual financial statements and audit results, including auditors' recommendations; reviews the Company's internal control system; reviews the scope of the internal audit procedures and results of those procedures; and reviews the Company's policies relating to business conduct.

     Compensation Committee -- The Compensation Committee held two meetings during 1998. The Compensation Committee establishes the salaries and other direct compensation for all officers of the Company, annually reviews and makes recommendations to the Board with respect to the compensation to be paid to outside directors of the Company, and administers certain incentive plans of the Company.

     Nominating Committee -- The Nominating Committee, which held one meeting during 1998, is authorized to make recommendations to the Board concerning nominees for directors to be elected at the Company's Annual Meeting of Shareholders, nominees to fill vacancies on the Board, and policies relating to tenure and retirement of the Company's directors and successors to the Company's two highest ranking offices. The Nominating Committee accepts recommendations from shareholders of individuals to be considered as nominees for directors. In accordance with the Company's Articles of Incorporation, nominations for election to the Board of Directors at a meeting of the shareholders may be made by the Board of Directors, on behalf of the Board of Directors by the Nominating Committee, or by any shareholder of the Company entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing, delivered to or mailed, and received by the Secretary of the Company at least 60 days but not more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. A shareholder's notice of nomination must contain certain information set forth in the Company's Articles of Incorporation concerning each person the shareholder proposes to nominate for election and the nominating shareholder. Shareholder nominations for election as directors at the 1999 Annual Meeting
were required to be received by             , 1999 in order to be considered
timely. No such nominations were received by that date.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number of Shares beneficially owned as of March 1, 1999 by (a) each nominee for election as a director, (b) the chief executive officer and the four other most highly compensated executive officers serving as such at December 31, 1998, (c) Mr. John C. Holt who was an executive officer of the Company and a subsidiary thereof until April 1, 1998 (the chief executive officer, the four other most highly compensated executive officers serving as such at December 31, 1998, and Mr. Holt are hereafter, collectively, referred to as the "Named Executive Officers"), and (d) all directors and executive officers of the Company as a group:

                                                               NUMBER       PERCENT
                            NAME                              OF SHARES    OWNERSHIP
                            ----                              ---------    ---------
Kevin J. Bradley(1).........................................    65,268        .309%
Stephen H. Curran(2)(3).....................................   261,257       1.234%
John C. Holt(1)(2)(3).......................................   587,544       2.716%
Michael R. Kargula(2)(3)....................................   317,324       1.496%
Joseph E. Kasputys(2)(3).................................... 1,896,870       8.631%
Steven Lazarus(1)...........................................   111,840        .529%
Patricia McGinnis(1)........................................    37,500        .178%
Jonathan Newcomb(1).........................................    32,300        .153%
Patrick G. Richmond(2)(3)...................................   251,872       1.184%
Steven L. Schneider(2)(3)...................................    54,097        .257%
David Taylor(4)(5)..........................................         0           0%
Constance K. Weaver(1)......................................    45,000        .213%
All directors and executive officers (including the Named
  Executive Officers) as a group(13 persons)(6)(7).......... 3,795,763      16.184%

---------------
(1) Includes for Messrs. Bradley, Lazarus and Newcomb 64,968, 89,904, and 30,000 Shares, respectively, and for Mdmes. McGinnis and Weaver 37,500 and 45,000 Shares, respectively, which such directors have the right to acquire pursuant to the exercise of the options held by them under the Primark Corporation Stock Option Plan for Non-Employee Directors ("Stock Option Plan for Non-Employee Directors"). Directors who are employees of the Company are not eligible to receive option grants under this plan. Pursuant to the terms of a certain Termination Agreement, Receipt and Release dated April 1, 1998 among Mr. Holt, the Company and TASC, Inc. ("TASC") executed in connection with the Company's sale of TASC, Mr. Holt agreed that he shall not be eligible to receive options under the Stock Option Plan for Non-Employee Directors until April 30, 2000.

(2) Includes 28,262 Shares for each of Messrs. Curran and Kasputys, 29,379 Shares for Mr. Kargula, 29,057 Shares for Mr. Richmond, and 12,987 Shares for Mr. Schneider allocated to the participant's account under the Primark Corporation Savings and Stock Ownership Plan (formerly the Primark Corporation Employee Stock Ownership Plan) ("Savings Plan"). Includes 144 Shares held by Mr. Holt under the TASC, Inc. Profit Sharing and Stock Ownership Plan ("PSSOP"). Also includes 2,771 and 2,070 Shares held by Messrs. Curran and Schneider, respectively, under the Primark Corporation 1992 Employee Stock Purchase Plan ("ESPP").

(3) Includes 931,000, 129,980, 172,145, 222,815, 39,040, and 586,400 Shares
    subject to stock options exercisable within 60 days of March 1, 1999 held by Messrs. Kasputys, Curran, Kargula, Richmond, Schneider, and Holt, respectively, which options were granted under various plans of the Company.
                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(4) Datastream and ICV are parties to a transaction with Zon Ltd. pursuant to which Zon provided such companies with office furniture in 1998 for approximately $100,000. Zon Ltd. is owned and operated by Mr. Taylor's father-in-law. As a business consultant, Mr. Taylor provided consulting services to Datastream and ICV and was paid 20,000 pounds in 1998 through Polman Consultants Limited, a company in which Mr. Taylor holds a 60% ownership interest.

(5) Does not include 10,000 Shares which Mr. Taylor has the right to acquire pursuant to the exercise of stock options held by him under the Primark Corporation Non-Qualified Stock Option Agreement dated February 24, 1999. Such options vest in three equal installments, with the first installment vesting on February 24, 2000.

(6) Includes 2,140,535 Shares subject to stock options exercisable within 60 days of March 1, 1999 held by executive officers, including the Named Executive Officers, under various plans of the Company.

(7) Includes 156,353 Shares for all the executive officers, including the Named Executive Officers, which are held under the Savings Plan and PSSOP. As to Shares held in the Savings Plan, such executive officers possess both voting and dispositive power with respect to all such Shares. Non-employee directors of the Company are not eligible to participate in these plans. Also includes 5,852 Shares held by the executive officers, including the Named Executive Officers, as a group which are held under the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Based on information filed with the Securities and Exchange Commission ("SEC") on Schedule 13Gs, certain information is set forth below with respect to beneficial owners of more than five percent of the Shares (see also "Security
Ownership of Management" on page                hereof):

                                                               NUMBER       PERCENT OF CLASS
NAME AND ADDRESS                                              OF SHARES    AS OF MARCH 1, 1999
----------------                                              ---------    -------------------
GeoCapital, LLC.............................................  1,929,783(2)         9.17%
767 Fifth Avenue
45th Floor
New York, New York 10153-4590

J.W. Seligman & Co. Incorporated............................  2,354,996(3)        11.19%
William C. Morris
100 Park Avenue
New York, New York 10017

---------------
(1) Based on the Schedule 13G dated February 10, 1999 for the period ended December 31, 1998. Sole dispositive power is claimed with respect to 1,929,783 Shares.

(2) Based on the Schedule 13G dated February 9, 1999 for the period ended December 31, 1998. Shared voting power is claimed with respect to 1,979,000 Shares and shared dispositive power is claimed with respect to 2,354,996 Shares.

EXECUTIVE COMPENSATION

     The following table ("Summary Compensation Table") sets forth the compensation paid or awarded for performance during the last three completed fiscal years by the Company or a subsidiary to the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM
                                                 ANNUAL COMPENSATION              COMPENSATION
                                           -------------------------------    ---------------------
                                                                                AWARDS      PAYOUTS
                                                                              ----------    -------
                                                                   OTHER      SECURITIES
                                                                  ANNUAL      UNDERLYING     LTIP     ALL OTHER
            NAME AND                       SALARY      BONUS     COMPENSA-     OPTIONS      PAYOUTS   COMPENSA-
       PRINCIPAL POSITION          YEAR      ($)        ($)       TION($)        (#)          ($)      TION($)
       ------------------          ----    ------      -----     ---------    ----------    -------   ---------
Joseph E. Kasputys...............  1998    641,250    442,500           (1)           0          0      7,877(2)
  Chairman, President and          1997    609,583    146,601           (1)   1,000,000          0      7,627
  Chief Executive Officer          1996    601,184    426,948     58,258(3)      40,000          0     33,419
  of the Company

Stephen H. Curran................  1998    242,500    115,500           (3)      41,000(4)       0      6,924(2)
  Executive Vice President and     1997    232,500     37,345           (1)      23,000          0      6,674
  Chief Financial Officer of       1996    221,846    106,382           (1)      11,000          0     32,466
  the Company

Michael R. Kargula...............  1998    254,250    136,738           (3)      41,500(4)       0      6,804(2)
  Executive Vice President,        1997    244,750     43,980           (1)      25,000          0      6,554
  General Counsel and Secretary    1996    240,285    128,191           (1)      13,000          0     32,346
  of the Company

Patrick G. Richmond(5)(6)........  1998    232,500    251,000           (1)      50,500(4)       0      5,000(2)
  Executive Vice President of      1997         --         --         --             --         --         --
  the Company                      1996         --         --         --             --         --         --

Steven L. Schneider(5)...........  1998    276,941     50,000     83,356(7)      40,000     66,296(8)   3,200(2)
  President and Chief Executive    1997         --         --         --             --         --         --
  Officer of Primark Financial     1996         --         --         --             --         --         --
  Information Division

FORMER EXECUTIVE OFFICER

John C. Holt.....................  1998    107,505(9) 500,000(10)        (2)          0          0          0
  Former President and Chief       1997    427,515    355,050           (2)      20,000          0     30,000
  Executive Officer of TASC,       1996    417,510    261,584           (2)      16,000          0     33,515
  and former Executive
  Vice President of the Company

---------------

 (1) While the executive officers received other compensation in the form of perquisites, such perquisites do not exceed the lesser of $50,000 or ten percent of each executive officer's total annual salary and bonus for 1998 as reported for such executive officer herein.

 (2) Includes matching contributions of $5,000 under the Savings Plan for each of Messrs. Kasputys, Curran, Kargula, and Richmond and $3,200 for Mr. Schneider. Includes $2,877, $1,924, and $1,804 for Messrs. Kasputys, Curran, and Kargula, respectively, representing the premium amounts paid by the Company for executive life insurance on behalf of such executive officers.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (3) Pursuant to the terms of the Primark Corporation 1988 Incentive Plan ("Incentive Plan"), Messrs. Curran and Kargula borrowed the principal amounts of $216,647 and $393,772, respectively, from the Company in connection with the exercise of stock options and Mr. Kasputys borrowed certain amounts from the Company for payment of income taxes in connection with the grant of stock to Mr. Kasputys under the Incentive Plan. The loans made to Messrs. Kasputys, Curran and Kargula under the Incentive Plan are interest-free; evidenced by promissory notes; secured by 40,605, 13,000, and 30,431 Shares, respectively. Subject to annual repayments by Mr. Kasputys, his loan is fully payable on December 31, 2001. Messrs. Curran's and Kargula's loans are fully repayable on December 16, 2004. The largest aggregate amount of indebtedness outstanding thereunder in 1998 for Mr.
     Kasputys was $476,451, of which $          was outstanding on March 29,
     1999. The largest aggregate amount of indebtedness outstanding under the loans for Messrs. Curran and Kargula in 1998 and as of March 29, 1999 was
     $          and $          , respectively. The amount includes $29,260 for
     fiscal year ended December 31, 1996 for imputed interest with respect to Mr. Kasputys' loan.

 (4) Includes 6,000, 6,500 and 5,500 Shares subject to option for Messrs. Curran, Kargula and Richmond, respectively, which options vest in three annual installments with the first installment having vested in February 1999. The options were granted in recognition of the executive officers' agreements to accept a 50 percent reduction in the amount of their respective merit increases in fiscal years 1998, 1999 and 2000 and were granted at an option exercise price of $42.50 per Share.

 (5) Messrs. Schneider and Richmond were not executive officers for purposes of the Summary Compensation Table during fiscal years 1997 and 1996. While Mr. Schneider is not an elected officer of the Company, he is involved in the formulation of policy affecting the Company and its subsidiaries in his capacity as President and Chief Executive Officer of Primark Financial Information Division ("PFID"). Prior to assuming his current position with the Company, the Company provided Mr. Schneider with a loan in the aggregate principal amount of $20,000 to assist him in his relocation to the metropolitan Washington D.C. area to assume the position of President and Chief Executive Officer of Disclosure Incorporated, a subsidiary of the Company. The largest aggregate amount outstanding thereunder in 1998 was $22,297, of which none was outstanding on March 29, 1999.

 (6) Mr. Richmond resigned as an executive officer of the Company effective December 31, 1998 in order that he may focus his time and energy on his responsibilities as the President and Chief Executive Officer of Primark Decision Information Division ("PDID"). Mr. Richmond had assumed the position of President and Chief Executive Officer of PDID on July 1, 1998 at an annual salary of $250,000 plus an annual bonus opportunity equal to 40% of his annual salary, subject to attainment of certain pre-determined performance factors. In addition, subject to Mr. Richmond's continued employment with the Company or any subsidiary, Mr. Richmond received a bonus of $150,000 in 1998 and in January 1999 and is entitled to receive a $200,000 bonus in January 2000. In the event that Mr. Richmond terminates his employment on or before December 1999 or December 31, 2000, he is obligated to return a pro rata portion of the bonuses paid in such year. In the event of a change of control of the Company and the termination of Mr. Richmond's employment other than by the Company for "Cause" (as defined in the amended Change of Control Compensation Agreement dated September 29,
     1997) or by Mr. Richmond without Good Reason (as defined in said Change of Control Compensation Agreement), Mr. Richmond is entitled to receive the remaining unpaid bonuses as referenced herein in addition to any amount payable under such Change of Control Compensation Agreement.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

 (7) In connection with Mr. Schneider's relocation to England in October 1998 to assume the position of President and Chief Executive Officer of PFID, the Company agreed to provide Mr. Schneider with certain expatriate benefits. The amount includes $44,820 to help offset certain living expenses.

 (8) Represents the amount paid to Mr. Schneider for 1998 pursuant to the terms of a Release and Consent to Termination of the Disclosure Incorporated Long-Term Executive Incentive Compensation Plan.

 (9) In connection with the sale of TASC, a former subsidiary of the Company, Mr. Holt resigned as an officer and director of TASC and as an officer of the Company. He continues to be a member of the Board of Directors and an employee of the Company. The amount represents compensation paid by the Company or a subsidiary prior to the sale of TASC.

(10) Represents the amount paid to Mr. Holt as a success fee in connection with the consummation of the sale of TASC to Litton Industries, Inc. ("Litton").

                       OPTION GRANTS IN LAST FISCAL YEAR

     Set forth below is information concerning the grant of stock options to each of the persons named on the Summary Compensation Table during 1998.

                                                                                               GRANT DATE
                                                    INDIVIDUAL GRANTS                             VALUE
                            -----------------------------------------------------------------  -----------
                                              % OF TOTAL
                              NUMBER OF        OPTIONS
                             SECURITIES       GRANTED TO      EXERCISE
                             UNDERLYING       EMPLOYEES          OR                            GRANT DATE
                               OPTIONS        IN FISCAL      BASE PRICE        EXPIRATION        PRESENT          DATE OF
           NAME             GRANTED(#)(1)        YEAR          ($/SH)             DATE         VALUE($)(2)     EXERCISABILITY
           ----             -------------     ----------     ----------        ----------      -----------   ------------------
Joseph E. Kasputys........          0               0           --                 --             --                 --

Stephen H. Curran.........     10,000            1.78%         $42.50       February 22, 2008    268,813      February 23, 1998
                                6,000(3)         1.07%         $42.50       February 22, 2008    151,802      February 23, 1999
                               25,000(3)         4.44%         $33.25            May 26, 2008    497,836           May 27, 1999

Michael R. Kargula........     10,000            1.78%         $42.50       February 22, 2008    268,813      February 23, 1998
                                6,500(3)         1.15%         $42.50       February 22, 2008    164,452      February 23, 1999
                               25,000(3)         4.44%         $33.25            May 26, 2008    497,836           May 27, 1999

Patrick G. Richmond.......     20,000            3.55%         $42.50       February 22, 2008    537,625      February 23, 1998
                                5,500(3)          .98%         $42.50       February 22, 2008    139,151      February 23, 1999
                               25,000(3)         4.44%         $33.25            May 26, 2008    497,836           May 27, 1999

Steven L. Schneider.......     35,000(3)         6.22%         $33.25            May 26, 2008    696,970           May 27, 1999
                                5,000(3)          .89%         $29.00      September 27, 2008     82,447     September 28, 1999

FORMER EXECUTIVE OFFICER

John C. Holt..............          0               0           --                 --             --                 --

---------------
(1) All stock options have a ten-year term.

(2) As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date present value. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of ten years, volatility ranging from 41.13% to 42.19%, dividend yield at 0%, interest rate ranging from 4.87% to 5.80% and a vesting discount which utilized a 3% risk of forfeiture of .94116. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.

(3) The stock options vest in three equal annual installments with the first installment vesting on the Date of Exercisability as noted in the table above.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

     Set forth below is information concerning the value of unexercised in-the-money stock options held on December 31, 1998 by each person named in the Summary Compensation Table.

                                                                         NUMBER OF
                                                                   SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                   SHARES                           UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                  ACQUIRED                             AT FY-END(#)                 AT FY-END($)(2)
                                     ON            VALUE        ---------------------------   ---------------------------
             NAME                EXERCISE(#)   REALIZED($)(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----                -----------   --------------   -----------   -------------   -----------   -------------
Joseph E. Kasputys.............       0              0            431,000       1,000,000      5,770,625      1,437,500
Stephen H. Curran..............       0              0            113,000          31,000      1,161,375              0
Michael R. Kargula.............       0              0            155,000          31,500      1,713,750              0
Patrick G. Richmond............       0              0            211,000          30,500      2,187,375              0
Steven L. Schneider............       0              0             32,650          50,350        259,665         17,085
FORMER EXECUTIVE OFFICER
John C. Holt...................       0              0            574,320          18,680      7,574,650         28,475

---------------

(1) The "Value Realized" is equal to the difference between the option exercise price and the fair market value of the Company's Common Stock on the NYSE on the date of exercise.

(2) The value is based upon the $27.125 closing price of a share of the Company's Common Stock on the NYSE at December 31, 1998, minus the exercise price.

DIRECTORS' COMPENSATION

     During 1998, each director who was not an employee of the Company or of any of its subsidiaries received as compensation for the director's services an annual retainer of $20,000. The fee for each Board meeting and committee meeting attended by a non-employee director is $1,500 and $750, respectively; provided, however, that if a committee meeting is held on a date when no Board meeting is held, each non-employee director who is a member of the committee is entitled to receive $1,500 for each such meeting attended. In addition, non-employee directors of the Company automatically receive on an annual basis a non-qualified stock option to acquire 7,500 Shares under the Stock Option Plan for Non-Employee Directors. The director who serves as an officer of the Company receives no compensation for his services as a director other than his regular salary and benefits. The director who is an employee of the Company receives no compensation for his services as a director.

     The Company maintains the Primark Corporation Supplemental Death Benefit and Retirement Income Plan, which covers certain key officers and non-employee directors of the Company. Under the Primark Corporation Supplemental Death Benefit and Retirement Income Plan, in the event of the death of a non-employee director prior to his or her retirement from the Board, the director's surviving spouse is entitled to a lump sum payment of $150,000 payable at the time of the director's death. The Primark Corporation Supplemental Death Benefit and Retirement Income Plan also provides that a non-employee director can elect to receive either (i) a supplemental retirement benefit of $15,000 annually (payable in monthly installments) for each of the ten years following such director's retirement at age 65 or older, or (ii) a post-retirement death benefit of $150,000 payable to such director's surviving spouse upon the death of the director if such death occurs after the director's retirement on or after attaining age 65. No benefits are to be payable under the plan unless the director has been a member of the Company's Board of Directors for at least five years. Additionally, a non-employee director leaving the Board after a change of control would be entitled to receive a cash payment of $150,000. A non-employee director receiving this payment would not be entitled to receive any other payments under the Primark Corporation Supplemental Death Benefit and Retirement Income Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors ("Committee") is composed entirely of non-employee directors. The three directors comprising the Committee are Mr. Kevin J. Bradley, Chairman, Mr. Steven Lazarus and Ms. Patricia McGinnis.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee ("Committee") establishes the salaries and other direct compensation payable to the executive officers of the Company and has oversight responsibility for administering certain incentive plans applicable to such employees. In this connection, the Committee regularly reviews the Company's executive compensation programs and policies; establishes the Company's strategic compensation objectives; and monitors and evaluates the design and effectiveness of the Company's executive compensation programs. The Committee believes that executive compensation should not be based strictly on mechanical formulas, statistical data or the like, since the rigid application of such quantitative performance measures would eliminate important qualitative factors critical to long-term strategic performance. Instead, it is the Committee's view that the discretion to apply business judgments is critical to executive compensation programs that relate compensation to performance. Accordingly, no assigned weight is given to the factors reviewed by the Committee with regard to compensation adjustment for executive officers and the chief executive officer of the Company. All members of the Committee are non-employee directors of the Company.

     Competitive salary levels comparable to other well-managed companies and a salary structure reflecting internal equity among employees are set as the cornerstones of the Company's compensation policies. In addition to the foregoing, the compensation program for executive officers has been designed to:

      - reward the achievement of strategic business initiatives and goals

      - align a portion of compensation with the Company's overall corporate performance

      - attract and retain talented executives who are critical to the Company's long-term growth and success

      - align the interests of executive officers with the long-term interests of shareholders

     The Committee seeks to align total compensation for the Company's executive officers with corporate performance, and for this reason a significant portion of executive compensation is variable. The key elements of the Company's direct compensation to executive officers consist of base salary, an annual incentive and a long-term incentive as further discussed below.

Base Salary

     Generally, base salaries of executive officers first entering the position are above the average starting salaries for such officers at comparable companies reflecting the high standards the Company sets in recruiting and promoting officers. Adjustments are considered to account for individual experience, internal equity and external market comparisons. Increases to base salary are determined by a subjective analysis which takes into account Company performance in the general sense, a perception of the executive's individual performance during the annual evaluation period, future potential and competitive compensation conditions. Moreover, current market data and compensation trends for comparable companies are taken into account. With respect to the measurement of an executive officer's individual performance, consideration is given to such officer's scope of responsibility, his or her demonstrated contribution and commitment to achieving the Company's strategic objectives and direction, both individually and as a member of a manage-ment team, the day-to-day effectiveness of each executive in managing the Company's business and in providing leadership to the Company's and its subsidiaries' personnel, and the executive's sustained performance over a period of time. For fiscal year 1998, the Committee gave particular consideration to leadership skills and business knowledge; the role that executive officers will play in the Company's efforts towards becoming Year 2000 compliant; the continued need for certain executive officers to fulfill critical functions at subsidiaries by providing direct operational and administrative support; management's individual efforts, contributions and experience with respect to operating the consolidated Company as a global entity in a competitive worldwide market; execution of strategic decisions; the length of the executive officer's service and the need to retain the executive officer's talent to focus and build the Company's information services line-of-business as an integrated unit in a rapidly changing marketplace.

     The key performance measurements relied upon by the Committee in determining the chief executive officer's compensation for 1998 was its assessment of the chief executive officer's ability and dedication to enhancing the long-term value of the Company by continuing to provide the leadership and vision that he has provided throughout his tenure as chief executive officer. In addition to the factors described above, the Committee also considered the following in determining the chief executive officer's 1998 compensation: the development and implementation of an aggressive business strategy with a focus on the Company's financial and information division; the identification of critical initiatives and implementation of strategic decisions to position the company to compete in the twenty-first century; the implementation of company-wide programs designed to enhance a global identity for the consolidated Company; the development of a uniform company protocol with an emphasis on customer service; the continued development of integrated product-lines linking the Company's subsidiaries throughout the United States and worldwide; the implementation of centralized initiatives to enhance competitiveness and improve efficiencies and profitability; the extent to which strategic business plan goals were met; his contribution in achieving long-term financial and non-financial objectives; his role in promoting corporate social responsibility and global corporate citizenship; his initiatives with respect to promoting employee growth and corporate maturity to achieve stated goals and maintain job satisfaction; and the level of compensation paid to chief executives with comparable levels of experience, responsibilities and qualifications.

Annual Incentive

     In general, the Company's annual incentive plan is comprised of a cash bonus plan. Payment to executive officers under such plan in 1998 was measured by the Company's achievement of certain pre-determined net income goals. The net income goals for the Company and its subsidiaries are recommended to the Committee by senior management on the basis of a corporate plan. Based on the plan prepared by each subsidiary, the corporate plan is reviewed and approved by the Board of Directors. The net income goals are subject to adjustment for acquisitions, dispositions or other significant events not contemplated by the corporate plan. Moreover, the net income goals are subject to adjustment to reflect a difference in the timing of the planned sale of certain subsidiaries. If the net income goals are met, awards to executive officers range from 22.5 percent to 60 percent of salary. The amount of bonus may increase or decrease depending upon the extent by which actual results vary from the net income goals, provided, however, that except for the chief executive officer, no executive officer participating in the annual incentive plan may receive bonus payments totaling more than 150% of the target bonus amount. For 1998, the Committee also took into account the achievements of management in the strategic reorganization of the Company, recognizing the accomplishments represented by the agreement for the sale of the Company's aviation subsidiary and the further integration of the financial, economic and market research business units of the Company.

     For Mr. Schneider, the amount of bonus payable to him is based upon the achievement of certain specified net income goals and discretionary factors. If Mr. Schneider met his specified goals, he was eligible to receive an annual bonus. In connection with Mr. Schneider's agreement to assume the position of President and Chief Executive Officer of PFID, Mr. Schneider was guaranteed an annual minimum bonus of $50,000.

     The bonus amount payable to the chief executive officer of the Company is determined and calculated in the same manner as described above with respect to the Company's cash bonus plan, except that in no event shall such bonus be greater than $1,000,000 or be less than $120,000 per year.

Long-Term Incentive

     The grant of stock options is the principal long-term program utilized by the Company to attract and retain talented executive officers and to strengthen the mutuality of interest between such officers and shareholders of the Company. Stock options are granted at 100 percent (or higher) of the fair market value of the Common Stock on the date of grant to ensure that executives are rewarded only for appreciation in the price of such stock. While all executive officers are eligible to receive stock options, participation in each annual grant, as well as the size of the grant, is determined through a subjective analysis of individual performance, corporate performance in the general sense, a perception of an executive officer's future potential and competitive practices. In addition, in determining the size of the grant, the Committee in 1998 recognized the voluntary agreement by certain executive officers to accept a 50% reduction in the amount of their respective merit increases for 1998, 1999 and 2000. In accordance with the Committee's philosophy on executive compensation and with consideration of the foregoing factors, options were granted to the executive officers at levels consistent with past practices. No options were granted to the chief executive officer in 1998 since options were granted to him in connection with the Company's execution of an Employment Agreement dated January 7, 1997, as amended between the chief executive officer and the Company (the "Employment Agreement").

Conclusion

     The Committee believes that the Company's executive compensation programs closely align each executive's total compensation with individual and corporate performance and shareholder returns, while providing a balanced compensation mix between base pay and incentives that is market and performance driven. With respect to the provisions of the Internal Revenue Code of 1986, as amended ("Code") limiting the deductibility of executive compensation in excess of $1 million, the Company has not adopted a policy that requires the Committee to qualify executive compensation for deductibility under the Code. The Committee believes that the tax impact of any compensation arrangement should not be the dispositive factor in such determination but may be considered in light of overall compensation philosophy. Accordingly, although the Committee intends to establish executive officer compensation programs that maximize tax deductions, it will do so only when such actions are consistent with its compensation philosophy and the best interests of the Company and its shareholders. Consistent with the foregoing philosophy, the Committee does consider the net cost to the Company in making compensation decisions.

Compensation Committee

Kevin J. Bradley, Chairman            Steven Lazarus           Patricia McGinnis

                               PERFORMANCE GRAPHS

     Set forth are two Performance Graphs comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's ("S&P") Small Cap 600 Index and the S&P Technology Service (Data Processing) Small Cap Index. The Performance Graphs for fiscal year 1997 provided a comparison of cumulative total return among the Company, S&P 500 Index and S&P Technology 500 Index. Due to the sale of TASC and Triad International Maintenance Corporation in 1998, the Company has changed in terms of revenue size and has transitioned from a holding company to a product and market focused company in the information industry. To provide a meaningful comparison with respect to cumulative total shareholder return, the Company is substituting the S&P Small Cap 600 Index (of which the Company is a component) for the S&P 500 Index and the S&P Technology Service (Data Processing) Small Cap Index for the S&P Technology 500 Index which were used in prior years.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG PRIMARK CORPORATION, S&P SMALL CAP 600 INDEX AND
          S&P TECHNOLOGY SERVICE (DATA PROCESSING) SMALL CAP INDEX(1)
                       DURING THE TENURE OF THE COMPANY'S
                           CHIEF EXECUTIVE OFFICER(2)

                                                   PRIMARK CORPORATION          S&P SMALL CAP 600            S&P TECHNOLOGY
                                                   -------------------                INDEX                   SERVICE (DATA
                                                                                -----------------         PROCESSING) SMALL CAP
                                                                                                                  INDEX
                                                                                                          ---------------------
'1987'                                                     100                         100                         100
'1988'                                                     162                          97                         107
'1989'                                                     232                         111                         112
'1990'                                                     162                          85                          64
'1991'                                                     260                         126                         102
'1992'                                                     361                         152                         105
'1993'                                                     275                         180                         111
'1994'                                                     321                         172                         169
'1995'                                                     734                         223                         195
'1996'                                                     606                         271                         314
'1997'                                                     995                         340                         309
'1998'                                                     664                         336                         411

---------------

(1) Assumes that the value of the investment in Primark Common Stock and each index was $100 on December 31, 1987 and that all dividends were reinvested.
                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(2) Prior to May 1988, Primark was a public utility holding company since it owned all of the issued and outstanding common stock of Michigan Consolidated Gas Company ("MichCon"). In May 1988, the Company distributed to its shareholders approximately 95 percent of the outstanding common stock of MichCon and, thereafter, sold the remaining five percent of such shares. For purposes of this Performance Graph and in accordance with the SEC's interpretations, the spin off of MichCon by the Company has been treated as a special dividend and is reflected in the Performance Graph in accordance with the rules adopted by S&P for special dividends, with the value of such dividends assumed to be reinvested in the Company's Common Stock.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
             AMONG PRIMARK CORPORATION, S&P SMALL CAP 600 INDEX AND
          S&P TECHNOLOGY SERVICE (DATA PROCESSING) SMALL CAP INDEX(1)

                                                   PRIMARK CORPORATION          S&P SMALL CAP 600            S&P TECHNOLOGY
                                                   -------------------                INDEX                   SERVICE (DATA
                                                                                -----------------         PROCESSING) SMALL CAP
                                                                                                                  INDEX
                                                                                                          ---------------------
'1993'                                                     100                         100                         100
'1994'                                                     117                          95                         152
'1995'                                                     267                         124                         176
'1996'                                                     220                         150                         284
'1997'                                                     362                         189                         178
'1998'                                                     241                         186                         371

---------------

(1) Assumes that the value of the investment in Primark Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.

     As required by the SEC rules with respect to the Company's use of indexes that differ from the indexes used in the immediately preceding fiscal year, set forth are two additional Performance Graphs comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Index and the S&P Technology 500 Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  AMONG PRIMARK CORPORATION, S&P 500 INDEX AND
                          S&P TECHNOLOGY 500 INDEX(1)
                       DURING THE TENURE OF THE COMPANY'S
                           CHIEF EXECUTIVE OFFICER(2)

                                                                                                           S&P TECHNOLOGY 500
                                                   PRIMARK CORPORATION            S&P 500 INDEX                   INDEX
                                                   -------------------            -------------            ------------------
'1987'                                                     100                         100                         100
'1988'                                                     162                         103                          93
'1989'                                                     232                         136                          92
'1990'                                                     162                         132                          94
'1991'                                                     260                         172                         107
'1992'                                                     361                         185                         111
'1993'                                                     275                         204                         137
'1994'                                                     321                         207                         159
'1995'                                                     734                         284                         229
'1996'                                                     606                         350                         326
'1997'                                                     995                         466                         411
'1998'                                                     664                         600                         710

---------------

(1) Assumes that the value of the investment in Primark Common Stock and each index was $100 on December 31, 1987 and that all dividends were reinvested.

(2) Prior to May 1988, Primark was a public utility holding company since it owned all of the issued and outstanding common stock of MichCon. In May 1988, the Company distributed to its shareholders approximately 95 percent of the outstanding common stock of MichCon and, thereafter, sold the remaining five percent of such shares. For purposes of this Performance Graph and in accordance with the SEC's interpretations, the spin off of MichCon by the Company has been treated as a special dividend and is reflected in the Performance Graph in accordance with the rules adopted by S&P for special dividends, with the value of such dividends assumed to be reinvested in the Company's Common Stock.

                  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG PRIMARK CORPORATION, S&P 500 INDEX AND
                             S&P TECHNOLOGY 500 INDEX(1)

                                                                                                           S&P TECHNOLOGY 500
                                                   PRIMARK CORPORATION            S&P 500 INDEX                   INDEX
                                                   -------------------            -------------            ------------------
'1993'                                                     100                         100                         100
'1994'                                                     117                         117                         101
'1995'                                                     267                         168                         139
'1996'                                                     220                         238                         171
'1997'                                                     362                         300                         229
'1998'                                                     241                         519                         294

     --------------------

(1) Assumes that the value of the investment in Primark Common Stock and each index was $100 on December 31, 1993 and that all dividends were reinvested.

EMPLOYMENT AGREEMENTS AND OTHER ARRANGEMENTS

     Mr. Kasputys serves as Chairman, President and Chief Executive Officer of the Company pursuant to an Employment Agreement which was approved by the shareholders at the 1997 Annual Meeting of Shareholders. Pursuant to the terms of the Employment Agreement, Mr. Kasputys is employed as the Chairman, President and Chief Executive Officer of the Company until December 31, 2001 at a minimum annual salary of $602,000 and is eligible to receive a bonus (see "Compensation
Committee Report" on pages                through                ). Mr. Kasputys
is entitled to participate in (i) retirement and other employee benefit plans,
(ii) insurance and fringe benefits provided by the Company, including the use of an automobile for business purposes, (iii) up to $10,000 annually as reimbursement for expenses incurred in obtaining tax and estate planning assistance, and (iv) annual retirement compensation for life in an amount equal to 55 percent of his salary (excluding his bonus but including all amounts paid under the Company's defined benefit plan) during the final year prior to the date he retires at age 62 or later. If Mr. Kasputys predeceases his spouse at the time of his retirement or thereafter, his spouse is entitled to 60 percent of Mr. Kasputys' annual retirement compensation as calculated in the preceding sentence. If Mr. Kasputys dies prior to his retirement, his spouse is entitled to 50 percent of his final salary until such time as Mr. Kasputys would have become 65 and annual payments of 33 percent of such salary thereafter for life. Although the retirement benefits are paid solely from corporate assets, it is expected that such costs would be recovered over time through Company-owned life insurance on Mr. Kasputys. Any termination by the Board of Mr. Kasputys' employment (other than termination for "cause" (as defined in the Employment Agreement) by a two-thirds vote of all of the members of the Board) does not prejudice Mr. Kasputys' right to compensation or other benefits under the Employment Agreement and all options granted to Mr. Kasputys become exercisable. Termination other than termination for cause by a two-thirds vote of all of the members of the Board would result in liability for liquidated damages in an amount equal to two times the amount of Mr. Kasputys' annual salary and the bonus paid to him in the year prior to termination (on a pro-rated basis) as well as health, life and disability insurance for a period of two years in the same amounts provided prior to termination. Mr. Kasputys is also subject to certain non-solicitation, nondisclosure and noncompete provisions as set forth in the Employment Agreement.

     The Company, TASC and Mr. Holt were parties to the Employment Agreement dated February 28, 1994 (the "Holt Employment Agreement") pursuant to which Mr. Holt was to be employed as President and Chief Executive Officer of TASC until December 31, 1998 at a minimum annual salary of $400,000 and was eligible to receive a bonus. Under the Holt Employment Agreement, Mr. Holt is subject to certain non-compete and nondisclosure provisions for the periods stated therein following the termination of the Holt Employment Agreement. In connection with the Company's sale to Litton of all of the issued and outstanding shares of common stock of TASC, the Company, TASC and Mr. Holt entered into the Termination Agreement, Receipt and Release dated April 1, 1998 ("Termination Agreement") pursuant to which, among other matters, the Holt Employment Agreement and related arrangements were terminated effective as of the closing date of the transaction.

     Messrs. Curran and Kargula receive certain non-contributory supplemental death and retirement benefits. The pre-retirement death benefit payable to the executive's surviving spouse will equal, per annum, 50 percent of the executive's final salary until such time as the executive would have reached age 65; thereafter, payments will equal, per annum, 20 percent of such salary until the executive would have reached age 75. At retirement the executive may elect to receive (i) supplemental retirement income equal to 20 percent of such executive's final salary for each of the first ten years following retirement; or (ii) other available post-retirement benefits which are actuarially equivalent to the foregoing ten-year payment option. Although the supplemental death and retirement benefits are paid solely from general corporate assets, it is expected that such costs would be recovered over time through Company-owned life insurance on the participants.

     Each of the executive officers named in the Summary Compensation Table, other than Mr. Holt whose change of control agreement has been terminated, has entered into a separate change of control agreement. The change of control agreements provide that in the event of a change of control of the Company or if a potential change of control exists while the executive is an employee of the Company and the executive's employment is terminated other than for certain specified events, the Company will pay to the executive an amount generally equal to three times the average annual compensation paid to such executive during the lesser of (i) five calendar years preceding the date of termination if prior to a change of control, or the date of the change of control of the Company if such has occurred by the time of termination; or (ii) the portion of such five year period during which the Company existed and the executive was an employee of the Company if the executive's employment is terminated by the Company without cause within three years after a change of control. The change of control agreements may be unilaterally rescinded or amended by the Board of Directors of the Company without the consent of the executive prior to a change of control or the occurrence or threat of actions potentially leading to a change of control. (See footnote 6 under Executive Compensation regarding the terms of Mr. Richmond's employment arrangement, including additional amounts payable to him in the event of a change of control of the Company).

ADOPTION OF PROPOSED AMENDMENTS TO ARTICLE XI OF THE COMPANY'S ARTICLES OF INCORPORATION INCREASING THE MAXIMUM NUMBER OF DIRECTORS FROM SEVEN TO EIGHT (ITEM 2)

     Article XI of the Company's Articles of Incorporation currently provides that the number of the directors of the Company shall be fixed from time to time by resolution adopted by a majority of the entire Board of Directors of the Company, except that the minimum number of directors may be no less than five and the maximum number of directors may be no more than seven. Currently, the Board of Directors consists of seven directors. At the Annual Meeting, the Company is seeking shareholder approval of proposed amendments to Article XI of the Company's Articles of Incorporation that would:

      - increase from seven to eight the maximum number of directors that may be fixed by the Board within the range specified in the Articles; and

      - clarify that the number of directors fixed by the Board of Directors within the range specified in Article XI does not include any directors that holders of any preferred stock issued by the Company in the future might become entitled to elect under the terms of any such preferred stock.

AMENDED ARTICLE XI

     The full text of Article XI, as it is proposed to be amended, is set forth below.

                                   ARTICLE XI

        A.  NUMBER OF DIRECTORS

          Except as otherwise fixed by or pursuant to the provisions of any class or series of preferred stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors of the Corporation, except that the minimum number of directors fixed by the entire Board of Directors of the Corporation shall be no less than five and the maximum number of directors fixed by the entire Board of Directors of the Corporation shall be no more than eight.

REASONS FOR THE AMENDMENTS

     The reasons for the proposed amendments are two-fold. First, the proposed increase from seven to eight in the maximum number of directors will provide the Board of Directors with flexibility to add an additional director to the Board if it determines it would be desirable to do so. Second, amended Article XI clarifies that any directors elected under the terms of any preferred stock that the Company might issue in the future are not counted in determining the maximum number of directors that may be fixed by the Board. In this regard, NYSE rules require as a condition to listing preferred stock that the preferred stock, voting as a class, have the right to elect a minimum of two directors upon default of the equivalent of six quarterly dividends. The designation for the

Company's authorized Cumulative Preferred Stock, of which no shares are currently issued and outstanding, provides that holders of any such shares issued in the future would be entitled to elect a number of directors necessary to constitute a majority of the full board of directors at any time dividends on any outstanding shares of Cumulative Preferred Stock were in default in an amount equal to four or more full quarterly dividends.

     The Company has no plans to issue any preferred stock. Nonetheless, to eliminate any question that might arise under existing Article XI regarding whether or not any directors elected by holders of preferred stock that the Company might issue in the future count in determining the number of directors that may be fixed by the Board within the range specified in Article XI, amended
Article XI specifies that any such directors elected by holders of preferred stock will not be counted for this purpose.

ELECTION OF DAVID TAYLOR

     In connection with the Company's strategic decision to focus the Company on the information services industry, and given that approximately one-half of the Company's business is in Europe, the Board of Directors has fixed the size of the Board at eight and nominated David Taylor to fill the vacancy created thereby at the Annual Meeting, subject to approval of the shareholders at the Annual Meeting of the proposed amended Article XI. See "Election of Directors." Mr. Taylor's election as a director will not become effective unless (a) Article XI as it is proposed to be amended is adopted by shareholders and (b) shareholders elect Mr. Taylor as a director at the Annual Meeting. The adoption of proposed amended Article XI, however, is not conditioned on shareholders electing Mr. Taylor as a director at the Annual Meeting.

REQUIRED VOTE

     The affirmative vote of at least a majority of the total votes eligible to be cast at the Annual Meeting is required to adopt amended Article XI of the Company's Articles of Incorporation. If adopted by the shareholders, amended
Article XI of the Company's Articles will become effective automatically upon filing of a certificate of amendment with the Corporation, Securities and Land Development Bureau of the Michigan Department of Consumer and Industry Services.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ADOPTION OF AMENDED ARTICLE XI OF THE COMPANY'S ARTICLES OF INCORPORATION.

APPROVAL OF SCHNEIDER STOCK OPTION AGREEMENT (ITEM 3)

     On January 12, 1999, the Compensation Committee of the Board of Directors granted Steven L. Schneider, President and Chief Executive Officer of PFID, a ten-year non-qualified stock option (the "Option") to purchase 100,000 shares of Company common stock at an exercise price of $26.0625 per share, which equaled the closing price on the NYSE of a share of Company common stock on January 12, 1999. The Option is evidenced by a Non-Qualified Stock Option Agreement dated as of January 12, 1999 by and between the Company and Mr. Schneider (the "Option Agreement"), and is subject to approval of the shareholders at the 1999 Annual Meeting of Shareholders.

OPTION VESTING; LIMITATIONS ON EXERCISE

     Pursuant to the terms of the Option Agreement, Mr. Schneider will have the cumulative right to exercise up to 33% of the shares covered by the Option after the first year following the date of grant, 67% after the second year and 100% after the third year.

     In the event of Mr. Schneider's death either while an employee of PFID or within the one year period following the termination of such employment by reason of his becoming disabled during which the Option was exercisable, his designated beneficiary or, in the absence of a beneficiary designation, the personal representative or legatees or distributees of his estate, shall have the right to exercise all or any part of the Option, to the extent the Option was exercisable on the date of his death, at any time within one year after his death but not later than the expiration of the original ten-year term of the Option. If Mr. Schneider's employment with PFID is terminated by reason of "permanent and total disability," within the meaning of Section 22(e)(3) of the Code, he or his guardian or legal representative will have the right to exercise all or any part of the Option, to the extent the Option was exercisable at the time of such termination, at any time within one year after any such termination but not later than the expiration of the original ten-year term of the Option.

PAYMENT OF OPTION PRICE

     Subject to the terms and conditions of the Option Agreement, the Option may be exercised by delivering written notice of exercise to the Company, at its principal office, addressed to the attention of the Secretary of the Company, which notice shall specify the number of shares for which the Option is being exercised, and shall be accompanied by payment in full of the Option Price of the shares for which the Option is being exercised. Payment of the Option Price for the shares of Common Stock purchased pursuant to the exercise of the Option shall be made in cash.

ADJUSTMENTS OF OPTION

     If the outstanding shares of Company common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, reclassification, stock split-up, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the date the Option was granted, a proportionate and appropriate adjustment shall be made by the Company in the number and kind of shares subject to the Option, so that the proportionate interest of Mr. Schneider immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment in the Option shall not change the total Option exercise price with respect to shares subject to the unexercised portion of the Option but shall include a corresponding proportionate adjustment in the Option Price per share.

     If the Company is the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, the Option shall pertain to and apply to the securities to which a holder of the number of shares of common stock subject to the Option would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment of the Option Price per share so that the aggregate Option exercise price thereafter shall be the same as the aggregated Option Price of the shares remaining subject to the Option immediately prior to such reorganization, merger or consolidation. Upon the dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of substantially all of the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board which results in any person or entity owning eighty percent or more of the combined voting power of all classes of stock of the Company, the Option shall terminate, except to the extent provision is made in connection with such transaction for the continuation and/or the assumption of the Option, or for the substitution for the Option of new options covering the stock of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kinds of shares and exercise prices, in which event the Option shall continue in the manner and under the terms so provided. In the event of any such termination of the Option, Mr. Schneider shall have the right (subject to the limitations on exercise described above), for 30 days immediately prior to the occurrence of such termination, to exercise the Option in whole or in part, to the extent he was otherwise entitled to exercise such Option at the time such termination occurs.

SHARES ISSUABLE UPON EXERCISE

     Common Stock of the Company issuable under the Option Agreement upon exercise of the Option shall be from shares of Common Stock repurchased by the Company.

     On March 1, 1999, the market value of the 100,000 shares of Common Stock subject to the Option granted to Mr. Schneider was $2,068,750 based upon the closing sale price of the Company's common stock on the NYSE on that date of $20.6875 per share.

IMPACT OF FASB NO. 123

     Pursuant to recently implemented Financial Accounting Standards Board Statement No. 123, the Company will be required to recognize compensation expense over the vesting period in an amount equal to the aggregate increase, if any, in the fair market value of the shares of Company common stock subject to the Option and the Option exercise price between the date of grant and the date the Option Agreement is approved by shareholders. At March 1, 1999, the fair market value of the Company's common stock (based upon the closing sale price of the Company's common stock on the NYSE on that date) was $20.6875 per share. Assuming the shareholders had approved the Option Agreement on that date, the Company would not have had to recognize any compensation expense since the per share fair market value was less than the exercise price. If the stock price increases to above the exercise price as of the Annual Meeting, the Company will be required to recognize compensation expense over the Option vesting period in an amount representing the differences between the per share fair market value and the Option exercise price times the number of shares subject to the Option.

FEDERAL INCOME TAX CONSEQUENCES

     The grant of the Option will not be a taxable event for Mr. Schneider or the Company. Upon exercising the Option, Mr. Schneider will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. If the Company complies with applicable reporting requirements, it will be entitled to a business expense deduction in the same amount as Mr. Schneider recognizes ordinary income, assuming that the Option satisfies the applicable requirements under Code Section 162(m) (summarized below) and subject to disallowance to the extent that the vesting or exercise of the Option constitutes an "excess parachute payment" to Mr. Schneider under the provisions of the Code relating to "golden parachute payments." Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of the Option, Mr. Schneider will have taxable gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the Option was exercised). The difference between the aggregate Option exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the Option will be taxed as ordinary income.

REASONS FOR OBTAINING SHAREHOLDER APPROVAL

     The Company is submitting the Option Agreement for shareholder approval at the Annual Meeting in an effort to obtain a federal income tax deduction under
Section 162(m) of the Code for the full amount includable in Mr. Schneider's income as a result of his exercise of the Option.

     Under the Code and applicable Treasury regulations, no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer and the four other most highly compensated officers. Under those provisions, there is no limitation on the deductibility of "qualified performance-based compensation." To satisfy this definition: (i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals; (ii) the performance goals under which compensation is paid must be established by a compensation committee having the authority to establish and administer performance goals and comprised solely of two or more directors who qualify as "outside directors" for purposes of the exception; (iii) the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders of the corporation before payment is made in a separate vote; and (iv) the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

     Under applicable Treasury regulations, in the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirements (summarized in (iv) above) is inapplicable, if: (i) the grant or award is made by a compensation committee satisfying the above requirements; (ii) the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified time period to an employee; and
(iii) under the terms of the option the amount of compensation is based solely on an increase in the value of the stock after the date of grant. The Company believes that the Option Agreement satisfies these requirements.

     According to this regulation, a director is an "outside director" if he or she is not a current employee of the corporation; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the corporation; and does not receive, directly or indirectly (including amounts, other than certain de minimus remuneration, paid to an entity by which the director is employed or self-employed or in which the director has at least a five percent ownership interest), remuneration from the corporation in any capacity other than as a director.

     No tax authority or court has ruled on the applicability of Section 162(m) to the Option, and any determination of the deductibility of Mr. Schneider's compensation would ultimately be made by the Internal Revenue Service or a court having final jurisdiction with respect to the matter. There can be no assurance that such amounts will be deductible for federal income tax purposes. The Company retains the right and obligation to satisfy its obligations under the Option regardless of any final determination as to the applicability of Section 162(m) of the Code.

     The Company has in the past used stock options as an important device to motivate and reward its executive officers as well as executive officers of its subsidiaries, and believes that equity incentives represented by stock options enhance its ability to attract and retain key personnel. The Committee and the Board have determined that it is in the best interests of the Company to provide a compensation arrangement for Mr. Schneider that rewards him for gains in the value of the Company and for gains in shareholder wealth. The Company believes that the Option is appropriate in light of Mr. Schneider's level of responsibility, importance to the Company and past levels of compensation.

EFFECT OF NON-APPROVAL

     In the event that the shareholders do not approve the Option Agreement, it will be of no further force and effect and the Option granted pursuant to the Option Agreement will be canceled without becoming exercisable.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to vote at the Annual Meeting of Shareholders is required for approval of the Option Agreement.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDER APPROVAL OF THE OPTION AGREEMENT.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (ITEM 4)

     Subject to ratification by the shareholders, the Board has selected Deloitte & Touche LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 1999. Deloitte & Touche LLP has served as the Company's auditors since 1986. A representative of Deloitte & Touche LLP will be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement and respond to appropriate questions. If the appointment is not ratified, the Board will appoint another firm as the independent auditors for the year ending December 31, 1999.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS, TO AUDIT THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR ENDING DECEMBER 31, 1999.

COST OF SOLICITATION OF PROXIES

     The cost of soliciting Proxies will be borne by the Company and the solicitation will be made by use of the mails, personally or by telephone or telegraph by officers, directors and regular employees of the Company and its subsidiaries who will not be additionally compensated therefore. The firm of Corporate Investor Communications, Inc. has been retained to assist with the solicitation of brokers and nominee Proxies at a cost of approximately $6,000. The Company will also reimburse banks, brokers, nominees and other fiduciaries for reasonable expenses incurred by them in forwarding the Proxy material to the beneficial owners of Shares.

SHAREHOLDER PROPOSALS

     Any shareholder proposal intended for inclusion in the Company's Proxy Statement and form of Proxy relating to the Company's Annual Meeting of Shareholders in 2000 must be received by the Secretary of the Company at 1000 Winter Street, Suite 4300, Waltham, Massachusetts 02451, not later than December 13, 1999. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and form of Proxy for such meeting any shareholder proposal that does not meet the requirements of the SEC in effect at the time. Pursuant to the Company's bylaws, any shareholder who intends to present a proposal for action at the Annual Meeting in 2000 must deliver notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the 2000 meeting; however, if less than 70 days' notice or prior public disclosure of the date of the 2000 annual meeting is made, notice by the shareholder to be timely must be delivered to the Secretary of the Company not later than the close of business on the 10th day following the earlier of the day on which notice of the date of the Annual Meeting in 2000 was mailed or public disclosure was made.

                                                                       NOTICE OF
                                                                  ANNUAL MEETING
                                                                 OF SHAREHOLDERS
                                                                    MAY 26, 1999
                                                                             AND
                                                                 PROXY STATEMENT

                                                                  [PRIMARK LOGO]

                                                                      2600-PX-99

April 9, 1999


Participant in the Primark Corporation
Savings and Stock Ownership Plan

RE: PRIMARK ANNUAL MEETING - 1999
    -----------------------------

Dear Participant:

This is to advise you of your right under the Primark Corporation Savings and Stock Ownership Plan to direct the Trustee to vote your interest in the Common Stock of Primark Corporation held by the Trustee under the plan at this year's Annual Meeting of Shareholders. Shareholders of record at the close of business on March 29, 1999 will be entitled to vote at the meeting. Any shares for which the Trustee has not received instructions from Savings and Stock Ownership Plan members will be voted in the same proportion as directed shares of Primark Corporation Common Stock under the plan are voted. Thus, it is important that you send your instruction to the Trustee promptly.

Enclosed is a copy of Primark's Annual Report for the year 1998, the notice of the annual meeting which is to be held on May 26, 1999, and the related proxy material. YOU MAY EXERCISE YOUR RIGHT TO VOTE BY SPECIFYING YOUR CHOICES ON THE ENCLOSED VOTING AUTHORIZATION CARD AND SIGNING, DATING, AND RETURNING IT IN THE ENCLOSED ENVELOPE. THE TRUSTEE WILL COMPLY WITH YOUR INSTRUCTIONS AND TREAT THEM IN COMPLETE CONFIDENCE.

Very truly yours,

Primark Corporation, as Plan Sponsor



By:________________________________

Enclosures

April 9, 1999


Participant in the TASC, Inc. Profit
Sharing and Stock Ownership Plan

RE: PRIMARK ANNUAL MEETING - 1999
    -----------------------------

Dear Participant:

This is to advise you of your right under the TASC, Inc. Profit Sharing and Stock Ownership Plan to direct the Trustee to vote your interest in the Common Stock of Primark Corporation held by the Trustee under the plan at this year's Annual Meeting of Shareholders. Shareholders of record at the close of business on March 29, 1999 will be entitled to vote at the meeting. Any shares for which the Trustee has not received instructions from TASC, Inc. Profit Sharing and Stock Ownership Plan members will be voted in the same proportion as directed shares of Primark Corporation Common Stock under the plan are voted. Thus, it is important that you send your instruction to the Trustee promptly.

Enclosed is a copy of Primark's Annual Report for the year 1998, the notice of the annual meeting which is to be held on May 26, 1999, and the related proxy material. YOU MAY EXERCISE YOUR RIGHT TO VOTE BY SPECIFYING YOUR CHOICES ON THE ENCLOSED VOTING AUTHORIZATION CARD AND SIGNING, DATING, AND RETURNING IT IN THE ENCLOSED ENVELOPE. THE TRUSTEE WILL COMPLY WITH YOUR INSTRUCTIONS AND TREAT THEM IN COMPLETE CONFIDENCE.

Very truly yours,




Joseph E. Kasputys

Enclosures

                               PRIMARK CORPORATION
                         1000 WINTER STREET, SUITE 4300
                          WALTHAM, MASSACHUSETTS 02451

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The signatory(ies) hereto appoint Joseph E. Kasputys, Michael R. Kargula and Stephen H. Curran, and each of them, as Proxies, with the power of substitution, to vote all shares of Common Stock of Primark Corporation held of record by the signatory(ies) on March 29, 1999, at the 1999 Annual Meeting of Shareholders to be held on May 26, 1999, or any adjournments thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS AND "FOR" THE PROPOSALS. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE

            Please mark
            votes as in
            this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

1.       ELECTION OF DIRECTORS:

         Nominees: Kevin J. Bradley, John C. Holt, Joseph E. Kasputys, Steven Lazarus, Patricia McGinnis, Jonathan Newcomb, David Taylor, and Constance K. Weaver.

                                    FOR                        WITHHELD


            --------------------------------------------
            For all nominees except as noted above

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION to increase the number of directors from 7 to 8.

                  FOR                   AGAINST                     ABSTAIN

3. PROPOSAL TO APPROVE THE GRANT OF A STOCK OPTION TO MR. STEVEN L. SCHNEIDER, President and Chief Executive Officer of Primark Financial Information Division.

                  FOR                   AGAINST                     ABSTAIN

4. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP as independent auditors for the year ending December 31, 1999.

                  FOR                   AGAINST                     ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                      MARK HERE
                                                      FOR ADDRESS
                                                      CHANGE AND
                                                      NOTE AT LEFT


Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, personal representative, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature:___________________________________________ Date:_____________________

Signature:___________________________________________ Date:_____________________

                               PRIMARK CORPORATION
                         1000 WINTER STREET, SUITE 4300
                          WALTHAM, MASSACHUSETTS 02451

               THIS VOTING AUTHORIZATION IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

         I hereby acknowledge receipt of the proxy soliciting material relative to the Annual Meeting of Shareholders of Primark Corporation called for May 26, 1999. As to my interest in the Common Stock of Primark Corporation held by Fidelity Management Trust Company as Trustee under the Primark Corporation Savings and Stock Ownership Plan, I hereby instruct the Trustee to vote in accordance with the directions on this card.

         THIS VOTING AUTHORIZATION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS VOTING AUTHORIZATION WILL BE VOTED IN THE SAME PROPORTION AS DIRECTED SHARES OF PRIMARK CORPORATION COMMON STOCK UNDER THE PLAN ARE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS AND WITH RESPECT TO THE PROPOSALS. PLEASE MARK, SIGN, DATE AND RETURN THE VOTING AUTHORIZATION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE

            Please mark
            votes as in
            this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

1.       ELECTION OF DIRECTORS:

         Nominees: Kevin J. Bradley, John C. Holt, Joseph E. Kasputys, Steven Lazarus, Patricia McGinnis, Jonathan Newcomb, David Taylor, and Constance K. Weaver.

                                    FOR                        WITHHELD


            -------------------------------------------
            For all nominees except as noted above

2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION to increase the number of directors from 7 to 8.

                  FOR                   AGAINST                     ABSTAIN

3. PROPOSAL TO APPROVE THE GRANT OF A STOCK OPTION TO MR. STEVEN L. SCHNEIDER, President and Chief Executive Officer of Primark Financial Information Division.

                  FOR                   AGAINST                     ABSTAIN

4. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP as independent auditors for the year ending December 31, 1999.

                  FOR                   AGAINST                     ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



                                                      MARK HERE
                                                      FOR ADDRESS
                                                      CHANGE AND
                                                      NOTE AT LEFT



Signature:___________________________________________ Date:_____________________

                               PRIMARK CORPORATION
                         1000 WINTER STREET, SUITE 4300
                          WALTHAM, MASSACHUSETTS 02451

               THIS VOTING AUTHORIZATION IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

         I hereby acknowledge receipt of the proxy soliciting material relative to the Annual Meeting of Shareholders of Primark Corporation called for May 26, 1999. As to my interest in the Common Stock of Primark Corporation held by Fidelity Management Trust Company as Trustee under the TASC, Inc. Profit Sharing and Stock Ownership Plan, I hereby instruct the Trustee to vote in accordance with the directions on this card.

         THIS VOTING AUTHORIZATION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS VOTING AUTHORIZATION WILL BE VOTED IN THE SAME PROPORTION AS DIRECTED SHARES OF PRIMARK CORPORATION COMMON STOCK UNDER THE PLAN ARE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS AND WITH RESPECT TO THE PROPOSALS. PLEASE MARK, SIGN, DATE AND RETURN THE VOTING AUTHORIZATION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE

            Please mark
            votes as in
            this example.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE BOARD'S NOMINEES FOR DIRECTORS AND "FOR" PROPOSALS 2 AND 3.

1.       ELECTION OF DIRECTORS:

         Nominees: Kevin J. Bradley, John C. Holt, Joseph E. Kasputys, Steven Lazarus, Patricia McGinnis, Jonathan Newcomb, David Taylor, and Constance K. Weaver.

                                    FOR                        WITHHELD


            -------------------------------------------
            For all nominees except as noted above


2. PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION to increase the number of directors from 7 to 8.

                  FOR                   AGAINST                     ABSTAIN

3. PROPOSAL TO APPROVE THE GRANT OF A STOCK OPTION TO MR. STEVEN L. SCHNEIDER, President and Chief Executive Officer of Primark Financial Information Division.

                  FOR                   AGAINST                     ABSTAIN

4. PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE LLP as independent auditors for the year ending December 31, 1999.

                  FOR                   AGAINST                     ABSTAIN

5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                      MARK HERE
                                                      FOR ADDRESS
                                                      CHANGE AND
                                                      NOTE AT LEFT



Signature:___________________________________________ Date:_____________________